Exhibit 4.6

LIEN SUBORDINATION AGREEMENT

This Lien Subordination Agreement (the “Agreement”), dated as of August 25, 2005 is made among Comerica Bank, a Michigan banking corporation (“Comerica”), The Bank of New York, a New York banking corporation in its capacity as trustee under the Indenture (as defined below) for the benefit of the Securityholders (together with any replacement or successor trustee, the “Trustee”) and Software Brokers of America, Inc., a Florida corporation (“Borrower”).

RECITALS:

A. Pursuant to the Comerica Credit Agreement, Comerica has extended or will extend financial accommodations to Borrower and, in connection therewith, the Borrower has granted or will grant to Comerica security interests in the Collateral.

B. As collateral for the obligations evidenced by the Securities, the Securityholders have requested that the Borrower grant to the Trustee, for the benefit of the Securityholders, security interests in the Collateral, all such security interests to be subordinate and junior in all respects to the security interests granted by Borrower for the benefit of Comerica.

C. Comerica and the Trustee desire to enter into this Agreement to provide, among other things, for the respective rights and interests of Comerica and the Trustee in and to the Collateral.

1. Definitions. The following capitalized terms shall have the following meanings:

“Affiliates” shall have the meaning given in the Indenture, as in effect on the date hereof.

“Collateral” means “Collateral” as such term is defined the Comerica Security Agreement, provided, however, at no time shall “Collateral” include any shares of stock or other equity interest in Borrower or any other of Intcomex, Inc.’s direct and indirect subsidiaries.

“Comerica Credit Agreement” means the Credit Agreement dated as of August 25, 2005 between Borrower and Comerica, as the same may be amended, supplemented, replaced, refinanced, renewed, substituted or otherwise modified from time to time, it being acknowledged and agreed by the Trustee that Borrower may extend the maturity of, increase the principal amount of (subject to the definition of Senior Indebtedness), change the rate of interest on, and otherwise amend or modify its obligations in respect of the Comerica Credit Agreement and Senior Indebtedness and that any such amendment, supplement, replacement, refinancing, renewal, substitution increase, change or other modification shall, to the full extent of the limitations set forth herein constitute Senior Indebtedness for all purposes of this Agreement, together with any attorneys’ fees or other collection costs incurred by Comerica in connection with the Senior Indebtedness or this Agreement.

“Comerica Security Agreement” means the Security Agreement dated August 25, 2005, executed by Borrower in favor of Comerica, any additional security agreements, pledges and other collateral documents delivered thereunder, as each such security document shall be amended, supplemented, replaced, renewed, substituted or otherwise modified from time to time.

“Hedging Exposure” means, in respect of any one or more Hedging Transactions and Comerica, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined by Comerica or any Affiliate of Comerica (as of such date of determination) as the mark-to-market value(s) for such Hedging Transactions, based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions, which may include Comerica or any Affiliate of Comerica.

“Hedging Transaction” shall mean each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the Borrower from time to time with and Comerica or any Affiliate of Comerica with respect to Borrower’s indebtedness under the Comerica Credit Agreement; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

“Indenture” means the Indenture dated August 25, 2005 (relating to the Securities) between Intcomex, Inc. (“Intcomex”), the guarantors party thereto (which include Borrower) and the Trustee, as such Indenture, subject to the terms thereof, may be further amended, supplemented or otherwise modified from time to time.

“Letter(s) of Credit” means each and any letter of credit issued and outstanding from time to time under the Comerica Credit Agreement.

“Paid in Full” and “Payment in Full” means, with respect to any Senior Indebtedness, payment in full in cash of the principal of and interest and premium, if any, on all Senior Indebtedness or, with respect to Hedging Exposure or Letters of Credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in accordance with the provisions of the Comerica Credit Agreement or Comerica Security Agreement, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full of any other obligations that are due and payable or otherwise accrued and owing in respect of such Senior Indebtedness at or prior to the time such principal, interest and premium, if any, are paid.

“Person” or Aperson@ shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Pledged Collateral” means any Collateral that is tangible property in the possession of Comerica in which a security interest is perfected by possession.

“Release Certificate” means a Release Certificate in the form annexed hereto as Exhibit “A” signed by a responsible officer of the Borrower or, at the election of Comerica, by Comerica as attorney-in-fact for the Borrower pursuant to the power of attorney contained in this Agreement.

“Realization” means any enforcement or foreclosure action or other realization upon Collateral, including any payment or distribution of assets of Borrower that is attributable to Collateral (or the proceeds thereof) or a secured claim in the event of any distribution of assets or dissolution, winding up, liquidation, reorganization, readjustment of indebtedness, sale of all or substantially all the assets, or marshalling of assets, of Borrower (whether in any bankruptcy, insolvency or liquidation proceeding or otherwise).

“Security(ies)” means $120,000,000 11 3/4% Second Priority Senior Secured Notes due 2011 issued by Intcomex.

“Securityholders” means the holders of any Security.

“Securityholder Claims” means all present and future claims of any one or more of the Trustee or the Securityholders against Borrower for the payment of money arising out of or related to the Securities or the Indenture, including, without limitation, all claims for principal and interest, and reimbursement of fees, costs or expenses, or otherwise, whether fixed or contingent, matured or unmatured, liquidated or unliquidated, and whether arising under contract or otherwise.

“Securityholder Documents” shall mean the Indenture, (and the Notes and Guarantees issued thereunder), the Security Agreement dated August 25, 2005 executed by Borrower in favor of the Trustee on its own behalf and on behalf of the Securityholders and any other collateral documents delivered thereunder, as each such securityholder documents shall be amended, supplemented, replaced, renewed, substitutes or otherwise modified from time to time.

“Senior Indebtedness” means all present and future claims of Comerica against the Borrower for the payment of money arising out of or related to the extension of credit by Comerica to the Borrower under the Comerica Credit Agreement, including, without limitation, all claims for principal and interest (including, without limitation, default interest, interest accruing at the then applicable interest rate provided in the Comerica Credit Agreement after any applicable maturity date or after the filing of any petition in bankruptcy, or after the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), unreimbursed draws under any Letter of Credit, Hedging Exposure, reimbursement of fees, costs or expenses, and all overdrafts, bank accounts and lock box charges, or otherwise, whether fixed or contingent, matured or unmatured, liquidated or unliquidated, and whether arising under contract or otherwise; provided, however, in no event shall the term “Senior Indebtedness” include principal amounts in excess of Thirty Million Dollars ($30,000,000), less the aggregate permanent reductions, if any, in the loan commitments available under the Comerica Credit Agreement.

2. (a) All interest of Trustee in the Collateral, whether now owned or later acquired, shall be, and by this Agreement is made, completely junior and subordinate to the interest of Comerica in the Collateral (to the extent of the Senior Indebtedness), whether now owned or later acquired. If Borrower or Intcomex defaults in the payment or performance of any Senior Indebtedness, Comerica may take possession of and may exercise all of its rights to realize upon the Collateral in good faith without regard to any interest of the Trustee in the Collateral. Comerica’s rights include without limit the right to liquidate the Collateral in whatever order and commercially reasonable manner as Comerica deems advisable, the right to compromise claims for the Collateral, and the right to incur expenses in connection with the exercise of these rights, but without consulting with, notifying, or obtaining the approval of Trustee or any of the Securityholders, except to the extent, if any, required by law and not waived in this Agreement.

(b) Prior to Payment in Full of the Senior Indebtedness, Trustee will not take any action, make any demand, give any notice or exercise any right in connection with any Realization, upon the Collateral, even if a default or event of default has occurred under the Trustee’s agreements with the Borrower and/Intcomex and the Borrower’s or Intcomex’s obligations to the Trustee have been accelerated pursuant thereto; provided, however, that the Trustee will be permitted to (i) file a claim or statement of interest in any insolvency or liquidation proceeding in respect of the Borrower and/or file a defensive or responsive pleading to any claim that seeks to disallow the Securityholder Claims and (ii) upon prior written notice to Comerica, take any action to preserve or protect the Trustee’s rights in the Collateral provided that such action does not involve the Realization upon the Collateral and is not adverse to Comerica (as reasonably determined by Comerica). The Trustee waives all rights to require Comerica to marshall the Collateral for the Senior Indebtedness or any other property Comerica may at any time have as security for the Senior Indebtedness and waives all right to require Comerica to first proceed against any guarantor or other person before proceeding against the Collateral. Trustee shall not contest the validity, priority or perfection of Comerica’s security interest in any Collateral. Comerica shall not contest the validity or perfection of the Trustee’s security interest in any Collateral. The priorities of Comerica and the Trustee in the Collateral shall be in accordance with this Agreement, regardless of whether Comerica’s security interest or lien in such Collateral is valid or perfected. Comerica may take action to foreclose or otherwise realize upon, or protect its interest in, the Collateral, in accordance with its agreements with the Borrower and/or Intcomex, at any time, without the consent of Trustee, and prior to Payment in Full of the Senior Indebtedness, Trustee agrees not to interfere in a manner which would defeat the purpose of this Agreement in connection therewith, even if a default or event of default has occurred under the Trustee’s or the Securityholders’ agreements with the Borrower and the Borrower’s or Intcomex’s obligations to the Trustee or the Securityholders have been accelerated pursuant thereto; provided, however, that the Trustee will be permitted to (i) file a claim or statement of interest in any insolvency or liquidation proceeding in respect of the Borrower and/or file a defensive or responsive pleading to any claim that seeks to disallow the Securityholder Claims and (ii) upon prior written notice to Comerica, take any action to preserve or protect the Trustee’s rights in the Collateral provided that such action does not involve the Realization upon the Collateral and is not adverse to Comerica (as reasonably determined by Comerica).

(c) Until the Senior Indebtedness has been Paid in Full, if Comerica has agreed to release or discharge its security interest in any of the Collateral in connection with any Realization, and in connection with such release or discharge, Trustee has received a Release Certificate, the Trustee, promptly, but in any event within five (5) Business Days (as defined in the Indenture as in effect on the date hereof) following receipt of a Release Certificate, shall execute and deliver such documents and instruments as may be reasonably required by Comerica to effectuate the releases or discharge of the Trustee’s lien with respect to such Collateral. The Trustee’s lien so released shall attach to the proceeds of the sale or other deposition of such Collateral which remain after application of such proceeds under Section 4 of this Agreement (subject to the lien of Comerica) and the provisions of this Agreement shall be otherwise applicable to such proceeds as Collateral. In the event the Trustee, on a timely basis following the receipt of a Release Certificate, fails to execute and deliver any such release or discharge in accordance with this paragraph, Comerica is hereby authorized as attorney-in-fact for the Trustee to execute and deliver such releases and discharges of any and all security interests and liens held by Trustee, such power of attorney being deemed irrevocable (until the Senior Indebtedness is Paid In Full) and coupled with an interest, provided that the Trustee’s lien shall attach to the proceeds of the Collateral which remain after application of such proceeds under Section 4 of this Agreement (subject to the lien of Comerica) and the provisions of this Agreement shall be otherwise applicable to such proceeds as Collateral. No purchaser in good faith of property purporting to be released from the Trustee’s lien shall be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the existence or satisfaction of any conditions prescribed herein or under the Indenture, and any release executed by the Trustee under this paragraph shall be sufficient for the purposes of this Agreement and the Indenture, and shall constitute a good and valid release from the Trustee’s lien of the Collateral described in such release.

(d) Comerica may consent to the use of cash collateral or provide financing to Borrower in a bankruptcy proceeding of Borrower on such terms and conditions and in such amounts as Comerica, subject to the definition of Senior Indebtedness in its sole discretion, may elect and the Trustee agrees that no objections will be raised by the Trustee, the Securityholders or any one of them to any such use of cash collateral or financing on the grounds of a failure to provide “adequate protection” for the Trustee’s and Securityholders’ junior lien on the Collateral, and in connection with such use of cash collateral or financing, Borrower may grant to Comerica liens and security interests upon all property of Borrower, which liens and security interests (i) shall secure payment of all obligations owing to Comerica (collectively, the “Obligations”) (whether such Obligations arose prior to the commencement of any bankruptcy proceeding or at any time thereafter); and (ii) shall be superior in priority to the security interests, mortgages and other liens, if any, in favor of Trustee and any Securityholders on the property or other assets of Borrower. Notwithstanding anything to the contrary set forth herein, in no event shall the Obligations plus the Senior Indebtedness include principal amounts in excess of Thirty Million Dollars ($30,000,000) in the aggregate less the aggregate permanent reductions, if any, in the loan commitments available under the Comerica Credit Agreement.

(e) The subordination and postponement in priority, operation and effect of the security interests of the Trustee shall have the same force and effect as though the security interests of Comerica had attached and were perfected by filing or otherwise prior to the time the security interests of the Trustee attached and/or were perfected. Trustee agrees that its liens and security interests in the Collateral shall secure only the Securities and the Securityholder Claims and no other obligations or liabilities of Borrower to Trustee or the Securityholders.

(f) The relative priorities of Comerica and Trustee in the Collateral as set forth in this Agreement control irrespective of the time, method or order of attachment or perfection of the liens and security interests acquired by the parties in the Collateral and irrespective of the priorities as would otherwise be determined by reference to the Uniform Commercial Code or other applicable laws. The priorities of any liens or security interests of the parties in any property of Borrower other than the Collateral are not affected by this Agreement and shall be determined by reference to applicable law.

3. Prior to the Payment in Full of the Senior Indebtedness, should any of the Collateral be received by Trustee or any of the Securityholders, Trustee shall promptly notify Comerica and, upon demand by Comerica, the Trustee and/or such Securityholders shall immediately deliver the same to Comerica in the form received (except for endorsement or assignment by Trustee and/or such Securityholders where required by Comerica) and, until so delivered, the same shall be held in trust by Trustee and/or such Securityholders as the property of Comerica.

4. All proceeds of Realizations upon any Collateral shall be distributed in accordance with the following procedures:

(a) All proceeds of Realizations upon any and all Collateral shall be applied first to Senior Indebtedness; provided, however, that proceeds of Realizations on Collateral in the aggregate undrawn amount of all Letters of Credit and Hedging Exposure shall be deposited with and held by Comerica in a separate interest-bearing account established under Section 4(d) hereof, for the benefit of Comerica;

(b) After the Senior Indebtedness has been Paid in Full, all commitments to lend, any remaining proceeds of Realizations upon the Collateral shall be applied to the Securityholder Claims in accordance with the Indenture (to be shared by the Trustee and the Securityholders in accordance with the Indenture) until such Securityholder Claims are paid or otherwise satisfied in full in cash.

(c) After the proceeds of Collateral have been applied in accordance with Sections 4(a) and 4(b) hereof, the balance of proceeds of Realizations upon Collateral, if any, shall be paid to the Borrower or as otherwise required by applicable law.

(d) All proceeds of Realizations on Collateral held by Comerica pursuant to Section 4(a) hereof in a separate interest-bearing account shall be held to secure Senior Indebtedness consisting of potential reimbursement obligations in respect of outstanding Letters of Credit and Hedging Exposure and shall be applied as follows:

(i) If any such Letter of Credit is thereafter drawn upon, or any Hedging Exposure shall be incurred by virtue of the termination of the underlying interest rate or foreign currency protection agreement (or comparable instrument), Comerica shall apply such proceeds of Realizations in the amount drawn with respect to such Letter of Credit or the amount incurred with respect to such

Hedging Exposure (adjusted for any interest earnings) for the benefit of Comerica, as applicable.

(ii) If any Letter of Credit for which proceeds of Realizations have been allocated as set forth in this Section 4 expires or is terminated without having been drawn upon in full, or any Hedging Transaction for which Hedging Exposure has been allocated under this Section 4 is terminated or closed out with the incurrence of any Hedging Exposure, Comerica shall, promptly upon its receipt of written notice thereof, reapply such portion of the proceeds of Realization so held by it (adjusted for any interest earnings) as if such proceeds of Realizations had been received by Comerica for application under this Section 4.

4. Trustee represents, warrants and agrees that (a) it has not made or permitted to be made and until the Senior Indebtedness has been Paid in Full, shall not make or permit any assignment or transfer (other than to a successor Trustee in accordance with the Indenture which successor Trustee shall be bound by the terms of this Agreement), for collateral purposes or otherwise, of Trustee’s interest in the Collateral or any part of it (except that Trustee may release its interest) and (b) no covenant, agreement or restriction contained in any agreements between Trustee and/or the Securityholders and Borrower and/or Intcomex shall be deemed to restrict in any way the rights and remedies of Comerica with respect to the Collateral as set forth in this Agreement. Comerica may file all financing statements deemed necessary by Comerica in order to evidence and perfect Comerica’s rights and interests under this Agreement. Trustee further makes, constitutes and appoints Comerica its true and lawful attorney-in-fact with full power of substitution to take any action in furtherance of this Agreement, including, but not limited to, the endorsing of instruments and the execution and delivery of all documents and agreements necessary to obtain or accomplish any protection for or collection or disposition of any part of the Collateral. Such appointment shall be deemed irrevocable and coupled with an interest.

5. This Agreement constitutes a continuing agreement of subordination, even though, at times, no principal or other indebtedness may be outstanding under the Comerica Credit Agreement and, unless Comerica and the Trustee have specifically consented in writing to its earlier termination, this Agreement shall remain in full force and effect in all respects, and be enforceable against and inure to the benefit of Comerica and the Trustee, until such time as the Senior Indebtedness has been Paid in Full, in which case this Agreement shall no longer be enforceable against or inure to the benefit of Comerica, subject to the reinstatement provisions of Section 9 below. So long as this Agreement remains in effect, Comerica may continue, in reliance on this Agreement, without notice to the Trustee or the Securityholders, to lend monies, extend credit, modify, renew or make other financial accommodations, to or for the account of Borrower.

6. Comerica shall have no duty to the Trustee or any of the Securityholders and Trustee agrees that Trustee is not relying upon nor expecting Comerica to disclose to Trustee any fact now or later known by Comerica, whether relating to the operations or condition of Borrower, the existence, liabilities or financial condition of any guarantor of the Senior Indebtedness, the occurrence of any default with respect to the Senior Indebtedness or otherwise, notwithstanding any effect this fact may have upon Trustee’s or Securityholders’ risk or Trustee’s or Securityholders’ rights against Borrower and/or Intcomex. Trustee acknowledges and agrees that Comerica’s rights under this Agreement are not conditioned upon pursuit by Comerica of any remedy Comerica may have against Borrower or any other person or any other security.

7. Comerica, in its sole discretion, without notice to Trustee or the Securityholders, may release, exchange, enforce and otherwise deal with any security now or later held by Comerica for payment of the Senior Indebtedness or release any party now or later liable for payment of the Senior Indebtedness without affecting in any manner Comerica’s rights under this Agreement. Trustee acknowledges and agrees that Comerica has no obligation to acquire or perfect any lien on or security interest in any asset(s), whether realty or personalty, to secure payment of the Senior Indebtedness.

8. Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment received or credit given by Comerica in respect of the Senior Indebtedness is returned, disgorged, or rescinded under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case, this Agreement shall be enforceable against Trustee and the Securityholders as if the returned, disgorged, or rescinded payment or credit had not been received or given by Comerica, and whether or not Comerica relied upon this payment or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Trustee agrees upon demand by Comerica to execute and deliver to Comerica those documents which Comerica determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Trustee to do so shall not affect in any way the reinstatement or continuation.

9. Trustee waives, to the extent not expressly prohibited by applicable law, any right to require Comerica to: (a) proceed against any person or property; (b) give notice of the terms, time and place of any public or private sale of personal property security held from Borrower or any other person, or otherwise comply with the provisions of Sections 9-611 or 9-621 of the Michigan or other applicable Uniform Commercial Code; or (c) pursue any other remedy in Comerica’s power. Trustee waives notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default, notice of intent to accelerate or demand payment of any Senior Indebtedness, any and all other notices to which the undersigned might otherwise be entitled, and diligence in collecting any Senior Indebtedness, and agrees that Comerica may, once or any number of times, modify the terms of any Senior Indebtedness, compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Senior Indebtedness, or permit Borrower to incur additional Senior Indebtedness, all without notice to Trustee or the Securityholders and without affecting in any manner the unconditional obligations of Trustee under this Agreement. Except as otherwise provided herein, the Trustee also agrees that Comerica shall have no liability to the Trustee or the Securityholders, and the Trustee hereby waives any claim against, Comerica arising out of any and all actions which Comerica may take or permit or omit to take with respect to its agreements with the Borrower in respect to the Collateral (other than this Agreement), the collection of the Senior Indebtedness or the foreclosure upon, or sale, liquidation or other disposition of any Collateral.

10. Trustee acknowledges that Comerica has the right (subject to the terms of the Comerica Credit Agreement) to sell, assign, transfer, negotiate or grant participations or any other interest in all or any of the Senior Indebtedness and in the Collateral, and any related agreements, including, without limit, this Agreement. In connection with the above, but without limiting its ability to make other disclosures to the full extent allowable, Comerica may disclose all documents and information which Comerica now or later has or acquires relating to Trustee and this Agreement, however obtained. Trustee further agrees that Comerica may disclose such documents and information to Borrower. Trustee further agrees that Comerica may provide information relating to this Agreement or relating to Trustee to Comerica’s parent, affiliates, subsidiaries and service providers.

11. No waiver or modification of any of rights of Comerica or the Trustee under this Agreement shall be effective unless the waiver or modification shall be in writing and signed by an authorized officer on behalf of the Bank or the Trustee respectively and acknowledged by Borrower. Each waiver or modification shall be a waiver or modification only with respect to the specific matter to which the waiver or modification relates and shall in no way impair the rights of either party in any other respect.

12. This Agreement shall bind and be for the benefit of the Trustee on behalf of the Securityholders and Comerica and their respective successors and assigns, and shall be construed according to the laws of the State of Michigan, without regard to conflict of laws principles.

13. The term “Borrower” in this Agreement includes any person, corporation, partnership or other entity which succeeds to the interests or business of Borrower named above. The term “Intcomex” or “Intcomex Inc.” in this Agreement includes any person, corporation, partnership or other entity which succeeds to the interests or business of Intcomex. The term “Comerica” in this Agreement includes any person, corporation, partnership or other entity which succeeds to the interest or business of Comerica Bank. The term “Trustee” in this Agreement includes any person, corporation, partnership or other entity which succeeds to the interests or business of Bank of New York. All references to the “Trustee” in this Agreement shall mean the Trustee for itself acting in its capacity as Trustee under the Indenture and for the benefit of and on behalf of the Securityholders.

14. Trustee waives any defense against the enforceability of this Agreement based upon or arising by reason of the application by Borrower of the proceeds of any Senior Indebtedness for purposes other than the purposes represented by Borrower to Comerica or intended or understood by Comerica or Trustee.

15. Special Provisions:

(a) The Trustee represents and warrants that this Agreement has been executed and delivered by an authorized officer of Trustee. In connection with its appointment, execution and acting hereunder, as between Trustee and Securityholders, the Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to it under the Indenture. With respect to Comerica, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Agreement, and no implied covenants or obligations with respect to Comerica shall be read into this Agreement against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to Comerica.

(b) Subject to the terms of the Comerica Credit Agreement and the Comerica Security Agreement, Comerica shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted and any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral and all proceeds of any such policy or any such award (or any payments with respect to the deed in lieu of condemnation) if in respect to the Collateral and to extent required by the Comerica Credit Agreement or the Comerica Security Agreement, any such award shall be paid (i) first to Comerica pursuant to the terms of the Comerica Credit Agreement and the Comerica Security Agreement, (ii) after the Senior Indebtedness has been Paid in Full, and subject to the terms of the agreements between the Borrower and the Trustee, to the Trustee, and (iii) to the extent no obligations of the Borrower and/or Intcomex are outstanding to the Trustee, then to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.

(c) If concurrently with the Payment in Full of the Senior Indebtedness, the Borrower enters into any refinancing of any of its agreements with Comerica evidencing Senior Indebtedness which refinancing is not prohibited by the terms of this Agreement, then such discharge of Senior Indebtedness shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first discharge of Senior Indebtedness) and from and after the date on which the Trustee receives notice stating that the Borrower has entered into a refinancing, the obligations under such refinancing shall automatically be treated as Senior Indebtedness for all purposes of this Agreement including purposes of the lien priorities and rights and respect of Collateral set forth herein

(d) The Trustee represents and warrants that it is authorized to enter into this Agreement on behalf of each of the Securityholders and that each of the Securityholders is bound hereby.

(e) Borrower has read this Agreement and consents thereto and agrees to be bound thereby. Borrower agrees not to take any action that would be contrary to the provisions of this Agreement and agrees that Comerica, the Trustee and the Securityholders shall have no liability to Borrower for acting in accordance with the provisions of this Agreement. Upon the occurrence and during the continuance of any default or event of default under the Comerica Credit Agreement, Comerica is hereby authorized as attorney-in-fact for Borrower to execute and deliver a Release Certificate to the Trustee (subject to the Trustee’s rights under Section 2(c) above) in the form attached to this Agreement as Exhibit A (completing such certificate as Comerica in its sole discretion shall determine), such power of attorney being deemed irrevocable (until the Senior Indebtedness has been Paid in Full) and coupled with an interest. Comerica shall exercise good faith diligent efforts to notify Borrower promptly of any exercise of the power of attorney under this Agreement, but shall have no liability to Borrower for failing to do so. Borrower understands that the is Agreement is for the sole benefit of Comerica and the Securityholders (and the Trustee on their behalf) and their respective successors and assigns, and that Borrower is not an intended beneficiary or third party beneficiary hereof.

(f) Comerica agrees to hold the Pledged Collateral (if any) that is part of the Collateral in its possession as bailee for and on behalf of and holds for the Trustee under Section

9-313 of the Michigan Uniform Commercial Code (“UCC”) solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Securityholder Documents, subject to the terms and conditions of this Section 16(f). Subject to the terms of this Agreement, Until Payment in Full of the Senior Indebtedness, Comerica shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Comerica Credit Agreement and Comerica Security Agreement as if the lien of the Trustee under the Securityholder Documents did not exist. The rights of the Trustee and the Securityholders shall at all times be subject to the terms of this Agreement. Comerica shall have no obligation whatsoever to the Trustee or any Securityholder to assure that the Pledged Collateral is genuine or owned by Borrower or to preserve rights or benefits of any Person except as expressly set forth in this Section 16(f). The duties or responsibilities of Comerica under this Section 16(f) shall be limited solely to holding the Pledged Collateral as bailee for and on behalf of the Trustee for purposes of perfecting the lien held by the Trustee, it being understood that Comerica shall have no other duty to the Trustee or any Securityholder in connection with such possession. Upon Payment in Full of the Senior Indebtedness, Comerica shall deliver to the Trustee the Pledged Collateral together with any necessary endorsements, as otherwise required by the UCC or as a court of competent jurisdiction may otherwise direct.

(g) Comerica shall not have by reason of the Securityholder Documents or this Agreement or any other document a fiduciary relationship in respect of the Trustee or any Securityholder.

(h) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic transmission shall be equally as effective as delivery of an original executed counterpart. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic transmission also shall deliver an original executed counterpart, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

THE BORROWER, THE TRUSTEE (FOR ITSELF AND ON BEHALF OF THE SECURITYHOLDERS) AND COMERICA ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as the date first above written.

COMERICA BANK		THE BANK OF NEW YORK

By:	/s/ Sheryl Greenwald	By:	/s/ Stacey B. Poindexter

Its:	First Vice President	Its:	Assistant Vice President

Address:		Address:

100 Northeast Third Avenue		Corporate Trust Administration
Suite 600		101 Barclay Street, 8W
MC 5176		New York, NY 10286
Fort Lauderdale, FL 33301
Attn: Sheryl J. Greenwald
Fax No. (954) 468-0641

SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Anthony Shalom

Its:	President, CEO

Address:

9835 NW 14th Street
Miami, Florida 33172
Attention: Anthony Shalom
Fax No. (305) 477-7565

EXHIBIT “A”

RELEASE CERTIFICATE

This Certificate is executed and delivered under that certain Lien Subordination Agreement dated as of August 25, 2005, as may be amended (“Agreement”) by and among Comerica Bank, the Trustee and Software Brokers of America, Inc. (“Borrower”); all capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

The undersigned, a duly authorized officer of the Borrower or, if applicable, Comerica Bank, hereby certifies as follows:

(a) The Collateral proposed to be released (“Released Collateral”) is specifically described in Attachment 1 to this Certificate;

(b) The consideration to be received in connection with the sale or other disposition of the Released Collateral is described as follows:

_____________________________

_____________________________

_____________________________

(c) The sale of, or agreement to sell, such Released Collateral is a bona fide, arms-length sale to a person which is not an Affiliate of the Debtor; and

(d) All proceeds from the sale or other disposition of the Released Collateral, net of reasonable and customary expenses of sale, will be applied pursuant to Section 4 of the Agreement.

SOFTWARE BROKERS OF AMERICA, INC.

By:

Its:

COMERICA BANK, as attorney-in-fact for Software Brokers of America, Inc. pursuant to the Agreement

By:

Its: